                                                                    Exhibit 99.1




PRESS RELEASE                                   FOR IMMEDIATE RELEASE
                                                Contact:
                                                  Robert W. White,
                                                  CHAIRMAN, PRESIDENT AND CEO
                                                   or
                                                  Jack Sandoski,
                                                  SENIOR VICE PRESIDENT AND CFO
                                                  (215) 886-8280


ABINGTON COMMUNITY BANCORP, INC. ANNOUNCES 37.1% INCREASE IN NET INCOME FOR THE SECOND QUARTER OF 2005

Jenkintown, PA (July 29, 2005) - Abington Community Bancorp, Inc. (the "Company") (Nasdaq: ABBC), the recently formed "mid-tier" holding company for Abington Bank (the "Bank"), reported net income of $1.7 million for the quarter ended June 30, 2005, representing an increase of 37.1% over the comparable 2004 period. Additionally, the Company reported net income of $3.1 million for the first six months of 2005, representing an increase of 50.4% over the comparable 2004 period. Earnings per share were $0.11 and $0.20, respectively, for the quarter and six months ended June 30, 2005.

Mr. Robert W. White, Chairman, President and CEO of the Company, stated, "We are pleased with our performance as a new public company, including the payment of our first quarterly dividend of $0.05 per share in June. Our loan demand continues to be strong with over $67 million in new loan originations during the quarter and over $132 million for the first six months of the year. We are encouraged by our progress, including our growth in loans, assets and deposits, and we are right on schedule with our previously announced plans for the opening of three new branches in our market area."

Net interest income was $5.2 million and $10.2 million for the three months and six months ended June 30, 2005, respectively, representing increases of 34.3% and 29.7% over the comparable 2004 periods, respectively. Interest income for the three months ended June 30, 2005 increased $2.3 million or 31.7% over the comparable 2004 period. Interest income for the six months ended June 30, 2005 increased $3.9 million or 26.7% over the comparable 2004 period. For both the three-month and six-month periods, the increase in interest income was primarily a result of growth in the average balances of all categories of interest earning assets, as well as increases in the average yields on those assets. The most substantial growth was seen in our loan portfolio. The average balance of our loan portfolio increased $69.8 million or 18.6% to $445.5 million for the quarter ended June 30, 2005 from $375.7 million for quarter ended June 30, 2004. Similarly, the average balance of our loan portfolio increased $61.4 million or 16.6% to $430.8 million for the first six months of 2005 from $369.3 million for the first six months of 2004. The increases in interest income were somewhat offset by corresponding increases in interest expense, primarily due to increases in interest expense on deposits. Our average balance of deposits increased $50.8 million or 14.7% to $397.0 million for the quarter ended June 30, 2005 from $346.2 million for quarter ended June 30, 2004. Similarly, our average balance of deposits increased $51.0 million or 15.1% to $389.4 million for the first six months of 2005 from $338.4 million for the first six months of 2004. Our net interest margin increased to 2.84% and 2.82% for the first three months and six months of 2005, respectively, from 2.57% and 2.65% for the first three months and six months of 2004, respectively.

We made no provision for loan losses during the second quarter of 2005 or 2004. No provision for loan losses was made in the first six months of 2005 compared to a provision of $45,000 in the first six months of 2004. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. Despite our growth in the loan portfolio, our allowance for loan loss remained sufficient due to the high quality of the portfolio. At June 30, 2005, non-performing loans amounted to 0.06% of loans receivable and our allowance for loan loss amounted to 492.91% of non-performing loans.

Our total non-interest income amounted to $762,000 for the quarter ended June 30, 2005 compared to $823,000 for the quarter ended June 30, 2004. The decrease was due primarily to a $201,000 decrease in our gain on derivative instruments and a $24,000 decrease in service charge income for the second quarter of 2005 compared to the second quarter of 2004. These decreases were partially offset by $162,000 of income from bank owned life insurance ("BOLI") recognized during the second quarter of 2005 with no comparable income from BOLI in 2004.

Total non-interest income amounted to $1.3 million for the six months ended June 30, 2005 compared to $1.1 million for the six months ended June 30, 2004. The increase was due primarily to $164,000 of income from BOLI purchased in March 2005 and a $43,000 gain on derivative instruments for the first six months of 2005 compared to a loss of $49,000 for the first six months of 2004. These gains were partially offset by a $21,000 decrease in service charge income for the first six months of 2005 compared to the first six months of 2004.

Our total non-interest expense for the quarter ended June 30, 2005 amounted to $3.5 million, representing an increase of $715,000 or 25.3% from the quarter ended June 30, 2004. The overall increase was due to increases in all categories of non-interest expense with the exception of depreciation expense, data processing expense and ATM expense. Salaries and employee benefits expense increased $445,000 or 31.4% in the second quarter of 2005 when compared to the second quarter of 2004, primarily due to additional expenses relating to the Company's employee stock ownership plan ("ESOP") that began in 2005, as well as to growth in total employees and normal merit increases in salaries. Net occupancy expense increased approximately $90,000 or 30.7%, due in part to new leases entered into for the three new branches that are expected to open later this year and next year. Other non-interest expense increased approximately $214,000 or 43.7% due largely to increased audit and professional fees as the result of becoming a public reporting entity.

Total non-interest expense for the six months ended June 30, 2005 amounted to $7.0 million, representing an increase of $1.3 million or 21.6% from the six months ended June 30, 2004. The overall increase was due to increases in all categories of non-interest expense with the exception of depreciation expense and data processing expense, which decreased slightly. Salaries and employee benefits expense, the largest component of non-interest expense, increased $625,000 or 20.6% in the first six months of 2005 when compared to the first six months of 2004. This increase was due to additional expenses relating to the Company's ESOP that began in 2005, as well as to growth in total employees and normal merit increases in salaries. Our net occupancy expense increased approximately $202,000 or 34.4%, due in part to new leases entered into for the three new branches that are expected to open later this year and next year. Other non-interest expense increased approximately $334,000 or 34.4% due largely to increased audit and professional fees as the result of becoming a public reporting entity.

Income tax expense for the second quarter of 2005 amounted to $720,000 compared to $630,000 for the second quarter of 2004. Income tax expense for the six months ended June 30, 2005 amounted to $1.4 million compared to $1.1 million for the six months ended June 30, 2004. The increase in income tax expense was due to the increase in our pre-tax income, partially offset by an improvement in our effective tax rate. Our effective tax rate decreased to 29.3% and 30.2% for the three months and six months ended June 30, 2005, respectively, from 33.2% for the three months and six months ended June 30, 2004, respectively. The improved tax rates were primarily a result of increased investment in tax-exempt municipal securities and bank owned life insurance.

The Company's total assets increased $79.1 million, or 11.0%, to $797.1 million at June 30, 2005 compared to $718.0 million at December 31, 2004. During the first six months of 2005, net loans receivable increased $46.7 million or 11.3% to $459.4 million, with growth in mortgage, construction, commercial and consumer loans. Our investments and mortgage-backed securities, both held-to-maturity and available-for-sale, increased by an aggregate of $21.5 million or 8.5% to an aggregate of $272.6 million at June 30, 2005 compared to an aggregate of $251.1 million at December 31, 2004. During the first six months of 2005, purchases of $43.6 million in the aggregate were partially offset by $21.4 million in payments and repayments of our held-to-maturity and available-for-sale investment and mortgage-backed securities. Also in the first half of 2005, the Company purchased $15.0 million of BOLI, which is reflected in the Company's balance sheet at its cash surrender value. The BOLI is intended to fund various benefit programs of the Company.

Our total deposits increased $43.1 million or 10.6% to $448.3 million at June 30, 2005 from $405.3 million at December 31, 2004 as a result of a $43.8 million increase in certificate accounts and a $6.4 million increase in savings and money market accounts that were partially offset by a $7.2 million decrease in checking accounts. Our advances from the Federal Home Loan Bank ("FHLB") increased $20.5 million or 12.0% during the first half of 2005 to $191.2 million at June 30, 2005 compared to $170.7 million at December 31, 2004. We utilize advances from the FHLB as an alternative to retail deposits in order to fund operations and additional asset growth. The $7.9 million increase in other borrowed money to $20.7 million at June 30, 2005 compared to $12.9 million at December 31, 2004 reflects an increase in the amount of securities repurchase agreements entered into with certain commercial checking account customers.

Our stockholders' equity decreased $3.1 million to $120.0 million at June 30, 2005 compared to $123.1 million at December 31, 2004. The decrease was primarily due to the purchase of approximately 419,000 shares of the Company's common stock for an aggregate of $5.3 million by the Company's ESOP, partially offset by a commitment to release approximately 19,000 unallocated ESOP shares for an aggregate cost of approximately $235,000. The payment of the Company's first quarterly cash dividend of $0.05 per share in June reduced retained earnings by $765,000. Additionally, accumulated other comprehensive loss increased $400,000. These decreases to stockholders' equity were partially offset by our net income for the first six months of 2005, resulting in a net increase to retained earnings of $2.4 million.

Abington Community Bancorp, Inc. is the "mid-tier" holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as seven additional full service branch offices and four limited service banking offices located in Montgomery and Bucks Counties, Pennsylvania. As of June 30, 2005, Abington Community Bancorp had $797.1 million in total assets, $448.3 million in deposits and $120.0 million in stockholders' equity.

THIS NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS ABOUT THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND EARNINGS OUTLOOK FOR ABINGTON COMMUNITY BANCORP, INC. FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE FACT THAT THEY DO NOT RELATE STRICTLY TO HISTORICAL OR CURRENT FACTS. THEY OFTEN INCLUDE WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "ESTIMATE" AND "INTEND" OR FUTURE OR CONDITIONAL VERBS SUCH AS "WILL," "WOULD," "SHOULD," "COULD" OR "MAY." FORWARD-LOOKING STATEMENTS, BY THEIR NATURE, ARE SUBJECT TO RISKS AND UNCERTAINTIES. A NUMBER OF FACTORS - MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL - COULD CAUSE ACTUAL CONDITIONS, EVENTS OR RESULTS TO DIFFER SIGNIFICANTLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THE COMPANY'S REPORTS FILED FROM TIME-TO-TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, DESCRIBE SOME OF THESE FACTORS, INCLUDING GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, THE COST OF FUNDS, CHANGES IN CREDIT QUALITY AND INTEREST RATE RISKS ASSOCIATED WITH THE COMPANY'S BUSINESS AND OPERATIONS. OTHER FACTORS DESCRIBED INCLUDE CHANGES IN OUR LOAN PORTFOLIO, CHANGES IN COMPETITION, FISCAL AND MONETARY POLICIES AND LEGISLATION AND REGULATORY CHANGES. INVESTORS ARE ENCOURAGED TO ACCESS THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FINANCIAL AND BUSINESS INFORMATION REGARDING THE COMPANY AT WWW.ABINGTONBANK.COM UNDER THE INVESTOR RELATIONS MENU. WE UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.


ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
---------------------------------------------------------------------------------------------------------------

                                                                         JUNE 30, 2005      DECEMBER 31, 2004
                                                                       ----------------------------------------
ASSETS

Cash and due from banks                                                  $  18,285,679         $  24,867,784
Interest-bearing bank balances                                               7,430,778             8,428,048
                                                                         -------------         -------------
      Total cash and cash equivalents                                       25,716,457            33,295,832
Investment securities held to maturity (estimated fair
  value--2005, $20,641,211; 2004, $10,336,485)                              20,396,674            10,219,764
Investment securities available for sale (amortized cost--
  2005, $80,892,839; 2004, $77,348,884)                                     79,586,868            76,163,951
Mortgage-backed securities held to maturity (estimated fair
  value--2005, $79,769,278; 2004, $81,322,041)                              80,284,313            81,703,737
Mortgage-backed securities available for sale (amortized cost--
  2005, $93,057,405; 2004, $83,300,963)                                     92,298,822            83,027,943
Loans receivable, net of allowance for loan loss
   (2005, $1,390,262; 2004, $1,412,697)                                    459,389,129           412,655,664
Accrued interest receivable                                                  3,023,169             2,710,162
Federal Home Loan Bank stock--at cost                                       11,285,700            10,450,100
Cash surrender value - bank owned life insurance                            15,164,340                    --
Property and equipment, net                                                  5,823,541             5,533,085
Deferred tax asset                                                           1,655,594             1,313,068
Prepaid expenses and other assets                                            2,442,169               905,074
                                                                         -------------         -------------

TOTAL ASSETS                                                             $ 797,066,776         $ 717,978,380
                                                                         =============         =============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits:
    Noninterest-bearing                                                  $  40,002,776         $  37,596,228
    Interest-bearing                                                       408,342,692           367,693,829
                                                                         -------------         -------------
      Total deposits                                                       448,345,468           405,290,057
  Advances from Federal Home Loan Bank                                     191,167,155           170,666,374
  Other borrowed money                                                      20,748,104            12,865,521
  Accrued interest payable                                                   2,736,009               910,040
  Advances from borrowers for taxes and insurance                            3,703,136             2,047,151
  Accounts payable and accrued expenses                                     10,397,063             3,144,536
                                                                         -------------         -------------

           Total liabilities                                               677,096,935           594,923,679
                                                                         -------------         -------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Preferred stock, $0.01 par value, 10,000,000 shares authorized,
    none issued                                                                     --                    --
  Common stock, $0.01 par value, 40,000,000 shares authorized,
    issued and outstanding: 15,870,000 in 2005 and 2004                        158,700               158,700
  Additional paid-in capital                                                69,085,928            69,096,936
  Unallocated common stock held by:
    Employee Stock Ownership Plan (ESOP)                                    (7,125,960)           (2,046,137)
    Deferred compensation plans trust                                       (1,050,000)           (1,074,200)
  Retained earnings                                                         60,263,777            57,881,651
  Accumulated other comprehensive loss                                      (1,362,604)             (962,249)
                                                                         -------------         -------------

           Total stockholders' equity                                      119,969,841           123,054,701
                                                                         -------------         -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $ 797,066,776         $ 717,978,380
                                                                         =============         =============


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

ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
-----------------------------------------------------------------------------------------   ---------------------------------------

                                                        THREE MONTHS ENDED JUNE 30,                SIX MONTHS ENDED JUNE 30,
                                                   --------------------------------------   ---------------------------------------
                                                          2005               2004                  2005                2004
                                                   --------------------------------------   ---------------------------------------
INTEREST INCOME:
  Interest on loans                                 $   6,898,217         $   5,520,582       $  13,176,841         $  10,965,208
  Interest and dividends on investment and
    mortgage-backed securities:
      Taxable                                           2,621,826             1,815,721           5,138,415             3,692,423
      Tax-exempt                                          146,049                 1,755             257,394                 3,510
                                                    -------------         -------------       -------------         -------------

           Total interest income                        9,666,092             7,338,058          18,572,650            14,661,141

INTEREST EXPENSE:
  Interest on deposits                                  2,188,623             1,589,649           4,157,947             3,113,666
  Interest on Federal Home Loan Bank advances           2,126,542             1,833,466           4,031,043             3,662,742
  Interest on other borrowed money                        117,670                17,493             195,665                28,229
                                                    -------------         -------------       -------------         -------------

           Total interest expense                       4,432,835             3,440,608           8,384,655             6,804,637
                                                    -------------         -------------       -------------         -------------

NET INTEREST INCOME                                     5,233,257             3,897,450          10,187,995             7,856,504

PROVISION FOR LOAN LOSSES                                       -                     -                   -                45,000
                                                    -------------         -------------       -------------         -------------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                             5,233,257             3,897,450          10,187,995             7,811,504
                                                    -------------         -------------       -------------         -------------

NON-INTEREST INCOME
  Service charges                                         447,316               471,032             883,351               904,823
  Rental income                                             8,499                13,395              23,950                26,590
  Gain (loss) on derivative instruments, net               28,495               229,117              42,670               (49,225)
  Other income                                            277,742               109,119             391,570               212,428
                                                    -------------         -------------       -------------         -------------

           Total non-interest income                      762,052               822,663           1,341,541             1,094,616
                                                    -------------         -------------       -------------         -------------

NON-INTEREST EXPENSES
  Salaries and employee benefits                        1,864,667             1,419,304           3,665,102             3,039,643
  Net occupancy                                           384,538               294,192             790,283               587,942
  Depreciation                                            121,651               122,297             244,920               250,088
  Data processing                                         242,947               301,584             591,649               601,773
  ATM expense                                              82,193                84,958             168,030               113,187
  Deposit insurance premium                                30,549                24,049              59,645                52,177
  Advertising and promotions                              109,902                88,819             201,986               160,516
  Other                                                   702,252               488,558           1,302,427               968,807
                                                    -------------         -------------       -------------         -------------

           Total non-interest expenses                  3,538,699             2,823,761           7,024,042             5,774,133
                                                    -------------         -------------       -------------         -------------

INCOME BEFORE INCOME TAXES                              2,456,610             1,896,352           4,505,494             3,131,987
                                                    -------------         -------------       -------------         -------------

PROVISION FOR INCOME TAXES                                720,434               630,165           1,358,434             1,039,840
                                                    -------------         -------------       -------------         -------------

NET INCOME                                          $   1,736,176         $   1,266,187       $   3,147,060         $   2,092,147
                                                    =============         =============       =============         =============

BASIC EARNINGS PER COMMON SHARE                     $        0.11                   n/a       $        0.20                   n/a

DILUTED EARNINGS PER COMMON SHARE                   $        0.11                   n/a       $        0.20                   n/a

AVERAGE COMMON SHARES OUTSTANDING                      15,354,874                   n/a          15,429,204                   n/a


ABINGTON COMMUNITY BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)
------------------------------------------------------------------------------------------------------------------

                                                THREE MONTHS ENDED JUNE 30,         SIX MONTHS ENDED JUNE 30,
                                              ---------------------------------  ---------------------------------
                                                  2005             2004               2005             2004
                                              ---------------------------------  ---------------------------------
SELECTED OPERATING RATIOS(1):
Average yield on interest-earning assets              5.24%            4.83%              5.14%            4.94%
Average rate on interest-bearing liabilities          2.91%            2.58%              2.83%            2.61%
Average interest rate spread(2)                       2.33%            2.25%              2.31%            2.33%
Net interest margin(2)                                2.84%            2.57%              2.82%            2.65%
Average interest-earning assets to average
  interest-bearing liabilities                      121.08%          113.80%            121.89%          114.07%
Net interest income after provision
  for loan losses to non-interest expense           147.87%          136.40%            145.05%          135.28%
Total non-interest expense to average assets          1.81%            1.78%              1.84%            1.87%
Efficiency ratio(3)                                  59.03%           59.83%             60.92%           64.51%
Return on average assets                              0.89%            0.77%              0.82%            0.68%
Return on average equity                              5.78%            8.93%              5.19%            7.70%
Average equity to average assets                     15.36%            8.62%             15.87%            8.78%

ASSET QUALITY RATIOS(4):
Non-performing loans as a percent of
  total loans receivable(5)                           0.06%            0.01%              0.06%            0.01%

Non-performing assets as a percent of
  total assets(5)                                     0.04%            0.00%              0.04%            0.00%

Allowance for loan losses as a percent of
  non-performing loans                              492.91%         5662.50%            492.91%         5662.50%

Net charge-offs  to average loans receivable          0.00%            0.04%              0.01%            0.04%

CAPITAL RATIOS(6):
Tier 1 leverage ratio                                11.28%            8.81%             11.28%            8.81%
Tier 1 risk-based capital ratio                      18.67%           14.79%             18.67%           14.79%
Total risk-based capital ratio                       18.97%           15.15%             18.97%           15.15%

-----------------------------------------------------------------------------------------------------------------

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month and six-month periods ended June 30, 2005 and 2004, are annualized where appropriate.
(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4) Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.
(6) Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.


                                        7